Exhibit 3.1

BY-LAWS

OF

RAYTHEON COMPANY

Amended: March 20, 2019

ARTICLE I
Offices and Records

Section 1.1.    Delaware Office. The principal office of the Corporation in the State of Delaware shall be located in the City of Wilmington, County of New Castle, and the name and address of its registered agent is The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle.

Section 1.2.    Other Offices. The Corporation may have such other offices, either within or outside the State of Delaware, as the Board of Directors of the Corporation (the "Board") may designate or as the business of the Corporation may from time to time require.

Section 1.3.    Books and Records. The books and records of the Corporation may be kept outside the State of Delaware at such place or places as may from time to time be designated by the Board.

ARTICLE II
Stockholders

Section 2.1.    Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held on such date and at such time as may be fixed by resolution of the Board.
Section 2.2.     Special Meeting. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation for any purpose or purposes may be called only by (i) the Board pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the total number of directors which the Corporation would have if there were no vacancies (the “Whole Board”), (ii) the Chairman of the Board, or (iii) if, for any reason, the entire Board of Directors is not elected at an annual meeting or special meeting at which directors are to be elected, by a majority vote of the Chief Executive Officer and the four other directors receiving the greatest percentage of votes cast for his or her election at such meeting who were in office immediately prior to such meeting. No business other than that stated in the notice shall be transacted at any special meeting.
A special meeting of stockholders shall be called by the Board, Chairman of the Board or by the persons specified in clause (iii) of the preceding paragraph of this Section 2.2, upon receipt of a written request for a special meeting, satisfying the following requirements of this Section 2.2 (“Special Meeting Request”), by a stockholder or stockholders of record of shares representing, in the aggregate, at least 25% of the outstanding shares of the Corporation’s capital stock entitled to vote on the matter or matters to be brought before the proposed special meeting.
For a Special Meeting Request to be valid, the request must be signed by each stockholder, or duly authorized agent, requesting the special meeting and shall set forth: (1) the name and address of the stockholder requesting the special meeting and whether such stockholder is making such request on (a) its own behalf (and not on behalf of a beneficial owner of such stock) or (b) on behalf of a beneficial owner of such stock, provided that in the case of this subclause (b), such request must be accompanied by proof of such beneficial ownership, (2) the class and number of shares of the Corporation which are owned by each stockholder requesting the special meeting, (3) a brief description of each matter of business desired to be brought before the special meeting and the reasons for conducting such business at the special meeting, (4) the text of the proposal or business (including the text of any resolutions proposed for consideration by and in the event that such business includes a proposal to amend these By-Laws, the language of the proposed amendment), (5) any material interest of each stockholder (including any beneficial owner referred to in subclause (1)(b) above) in the business desired to be brought before the special meeting, (6) a description of any agreement, arrangement or understanding between each stockholder requesting the special meeting (including any beneficial owner referred to in subclause (1)(b) above) and any other person or persons (including the names of such person(s)) in connection with such proposal or business or such stockholder’s shares of the Corporation, including a description of any swap or other derivative or short positions, profits interests, options, hedging transactions or borrowed or loaned shares, the effect of any of which is to mitigate loss to or manage risk of stock price changes (increases or decreases) for, or to increase or decrease the voting power of, such stockholder with respect to the shares of the Corporation, (7) any other information that is required to be set forth in a stockholder’s notice pursuant to Section 2.7(B) or any other section of these By-Laws, and (8) an undertaking by the stockholder to promptly notify the Corporation in writing of any changes, update or supplement to the information called for by clauses (1) through (7) of this Section 2.2, so that the information provided or required to be provided shall be true and correct as of the record date for the special meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such change, update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than 5 business days after the record date for the special meeting (in the case of the change, update and supplement required to be made as of the record date), and not later than 8 business days prior to the date of the meeting, or the date to which the meeting has been adjourned or postponed) (in the case of the change, update and supplement required to be made as of 10 business days prior to the special meeting or any adjournment or postponement thereof).
In addition, in order to be considered valid, all Special Meeting Requests must have been dated and delivered to the Secretary of the Corporation at the principal executive offices of the Corporation within 60 days of the earliest dated Special Meeting Request.
If the Corporation receives more than one request from stockholders pursuant to this Section 2.2 within the 60-day period referred to in the immediately preceding paragraph, they will not be aggregated in determining compliance with the 25% minimum ownership requirement described above, unless they specify the same matter or matters of business. A Special Meeting Request shall not be valid (and the Board, Chairman of the Board and other persons specified in clause (iii) of the first paragraph of this Section 2.2 shall have no obligation to call a special meeting in respect of such Special Meeting Request) if it relates to an item of business that is not a proper subject for stockholder action under applicable law.
A stockholder may revoke a Special Meeting Request at any time prior to the special meeting; provided, however, that if any such revocations are received by the Secretary and, as a result of such revocation, the number of un-revoked Special Meeting Requests no longer represents at least the requisite number of shares entitling the stockholders to request the calling of a special meeting, then the Board shall have the discretion to determine whether or not to proceed with the special meeting.
If none of the stockholders who submitted the Special Meeting Request appear to present the proposal(s) or business submitted for consideration at the special meeting, such proposal(s) or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation or such stockholder(s).
The Board shall determine the place and fix the date and time, of any stockholder-requested special meeting. The Board may submit its own proposals for consideration at a stockholder-requested special meeting.

Section 2.3.    Place of Meeting. The Board or the Chairman of the Board, as the case may be, may designate the place of meeting for any annual meeting or for any special meeting of the stockholders. If no designation is so made, the place of meeting shall be the principal office of the Corporation.

Section 2.4.    Notice of Meeting. Written or printed notice stating (i) the place, day and hour of the meeting, and (ii) the purpose or purposes for which the meeting is called, shall be delivered by the Corporation not less than 10 calendar days nor more than 60 calendar days before the date of the meeting, either personally or by mail, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at such person's address as it appears on the stock transfer books of the Corporation. Such further notice shall be given as may be required by law. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Meetings may be held without notice if all stockholders entitled to vote are present, or if notice is waived by those not present in accordance with Section 6.4 of these By-Laws. Any previously scheduled meeting of the stockholders may be postponed, and any special meeting of the stockholders may be canceled, by resolution of the Board upon public notice given prior to the date previously scheduled for such meeting of stockholders.

Section 2.5.    Quorum and Adjournment; Voting. Except as otherwise provided by law or by the Restated Certificate of Incorporation of the Corporation (as amended and in effect from time to time, the “Certificate of Incorporation”), the holders of a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of each such class or series shall constitute a quorum of such class or series for the transaction of such business and a quorum of each such class or series entitled to vote thereon shall be required to act. To the extent that a quorum is present with respect to consideration of and action on a particular matter or matters but a quorum is not present as to another matter or matters, consideration of and action on the matter or matters for which a quorum is present may occur, and, after such consideration and action, the meeting may be adjourned for purposes of the consideration of and action on the matter or matters for which a quorum is not present. The Chairman of the meeting may adjourn the meeting from time to time, whether or not there is such a quorum. No notice of the time and place of adjourned meetings need be given except as required by law. The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 2.6.    Proxies. At all meetings of stockholders, a stockholder may vote by proxy executed in writing (or in such manner prescribed by the General Corporation Law of the State of Delaware (the "DGCL")) by the stockholder, or by such person's duly authorized attorney in fact.

Section 2.7.     Notice of Stockholder Business and Nominations.

(A) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation’s notice of meeting pursuant to Section 2.4 of these By-Laws, (b) by or at the direction of the Board, (c) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law; this clause (c) being the exclusive means for a stockholder to make a nomination or submit other business (other than matters properly brought under Rule 14a-8, or nominations properly made pursuant to Section 2.11 of these By-Laws and included in the Corporation’s notice of meeting) before an annual meeting of stockholders, or (d) pursuant to and in accordance with Section 2.11 of these By-Laws.

(2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(l) of this By-Law, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the calendar day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Schedule 14A thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any financial interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

(3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this By-Law to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least 100 calendar days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th calendar day following the day on which such public announcement is first made by the Corporation.

(B) Special Meetings of Stockholders.

Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting under Section 2.4 of these By-Laws. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board, or (b) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting pursuant to such clause (b), if the stockholder’s notice required by paragraph (A)(2) of this By-Law shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th calendar day prior to such special meeting and not later than the close of business on the later of the 90th calendar day prior to such special meeting or the 10th calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.

(C) General.

(1) Only such persons who are nominated in accordance with the procedures set forth in this By-Law or in Section 2.11 of these By-Laws shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law or in Section 2.11 of these By-Laws. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal or nomination shall be disregarded.

(2) For purposes of this By-Law, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3) Notwithstanding the foregoing provisions of this By-Law, a stockholder shall comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law, including, by way of illustration and not of limitation, the requirements of Rule 14a-8 under the Exchange Act. Accordingly, any stockholder exercising rights under Rule 14a-8 shall comply with all requirements of that Rule, including by way of illustration requirements for timely notice, notwithstanding any different or inconsistent provisions of this By-Law. Nothing in this By-Law shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, or (ii) of the holders of any series of Preferred Stock to elect directors under an applicable Preferred Stock Designation (as defined in the Certificate of Incorporation).

Section 2.8.    Procedure for Election of Directors; Required Vote. Except as provided in Section 3.10 of Article III or pursuant to the provisions of Article IV of the Certificate of Incorporation, each director shall be elected by a majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast. For purposes of this Section, a majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the votes cast “against” that nominee. An abstention will not count as a vote cast with respect to a director.

Section 2.9.    Inspectors of Elections; Opening and Closing the Polls. The Board by resolution shall appoint, or shall authorize an officer of the Corporation to appoint, one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of stockholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders, the Chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging such person's duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of such person's ability. The inspector(s) shall have the duties prescribed by law. The Chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

Section 2.10.     Stockholder Action by Written Consent.
(A) Votes Required for Action. All actions required or permitted to be taken by stockholders at an annual or special meeting of stockholders of the Corporation may be effected by the written consent of the holders of the Corporation entitled to vote, in accordance with the Certificate of Incorporation and this Section 2.10. Such action shall be evidenced by a consent or consents in writing, setting forth the action so taken, which shall be (i) signed and delivered to the Secretary and (ii) unless revoked by stockholders having the requisite votes, filed with the records of the meetings of stockholders. Such consents shall be treated for all purposes as a vote at a meeting.

(B) Contents of Written Request. A written notice to the Secretary requesting that the Board fix a record date (a “Written Request”) shall be delivered in accordance with the Certificate of Incorporation and signed and dated by each stockholder of record, or duly authorized agent of such stockholder, submitting the Written Request and shall be accompanied by (i) the information required by the third paragraph of Section 2.2 of these By-Laws, and (ii) an acknowledgment that any disposition of shares described in the information provided constitutes a revocation of the Written Request with respect to such disposed shares. In addition, the stockholders shall promptly provide any other information reasonably requested by the Corporation. In determining whether a record date has been requested by stockholders of record representing at least twenty-five percent (25%) of the outstanding shares of the Corporation’s voting capital stock, multiple Written Requests delivered to the Secretary will be considered together only if (1) each identifies substantially the same proposed action and includes substantially the same text of the proposal (in each case as determined in good faith by the Board), and (2) such Written Requests have been dated and delivered to the Secretary within sixty (60) days of the earliest Written Request. Any stockholder may revoke a Written Request with respect to such stockholder’s shares at any time by written revocation delivered to the Secretary.

(C) Inspectors of Election. In the event of the delivery, in the manner provided by this Section 2.10 and applicable law, to the Corporation of the requisite written consent or consents to take action and any related revocation or revocations, the Board by resolution shall appoint, or shall authorize an officer of the Corporation to appoint, one or more inspector(s) of election in accordance with the provisions of Section 2.09 of these By-Laws for the purpose of promptly performing a ministerial review of the validity of the consents and revocations. For the purpose of permitting the inspector(s) to perform such review, no action by written consent without a meeting shall be effective until such date as the inspector(s) certify to the Corporation that the consents delivered to the Corporation in accordance with the Certificate of Incorporation and this Section 2.10 represent not less than the minimum number of votes necessary to take the action at a meeting at which all stockholders entitled to vote on the action are present and voting. If after such review the inspector(s) shall determine that the written consent or consents are valid and that the action specified therein has been validly authorized, that fact shall be certified in the records of the meetings of stockholders, and the written consent or consents shall be filed with such records. Nothing contained in this Section 2.10 shall in any way be construed to suggest or imply that the Board or any stockholder shall not be entitled to contest the validity of any consent or revocation thereof, whether before or after such certification by the inspector(s), or to take any other action with respect thereto.

(D) Effectiveness of Written Consent. Notwithstanding anything in these By-Laws to the contrary, no action may be taken by the stockholders by less than unanimous written consent except in accordance with the Certificate of Incorporation and these By-Laws. If the Board shall determine that any request to fix a record date or to take stockholder action by written consent was not properly made in accordance with the Certificate of Incorporation and these By-Laws, or the stockholder or stockholders seeking to take such action do not otherwise comply with the Certificate of Incorporation and these By-Laws, then the Board shall not be required to fix a record date and any such purported action by written consent shall be null and void to the fullest extent permitted by applicable law. In addition to the requirements of the Certificate of Incorporation and these By-Laws with respect to stockholders seeking to take an action by written consent, any stockholder seeking to have the stockholders authorize or take corporate action by written consent shall comply with all requirements of applicable law, including all requirements of the Exchange Act, with respect to such action. Notwithstanding anything in the Certificate of Incorporation and these By-Laws to the contrary, where written consents are solicited by or at the direction of the Board, stockholders may act without a meeting if the action is taken by stockholders having not less than the minimum number of votes necessary to take that action at a meeting at which all stockholders entitled to vote on the action are present and voting, and none of the foregoing provisions shall apply to such action. Any action by written consent must be a proper subject for stockholder action by written consent under applicable law.

Section 2.11    Proxy Access for Director Nominations.

(a) Subject to the terms and conditions of these By-Laws, the Corporation shall include in its proxy materials for an annual meeting of stockholders the name and other Required Information of any Stockholder Nominee nominated for election or reelection to the Board of Directors at such annual meeting of stockholders in accordance with this Section 2.11. Capitalized terms used in this Section 2.11 shall have the meanings indicated in this Section 2.11. This Section 2.11 shall be the exclusive method for stockholders to require that the Corporation include nominees for election as a director in the Corporation’s proxy materials.

(b) Definitions.

(i)    “Stockholder Nominee” means any nominee for election or reelection to the Board of Directors who satisfies the eligibility requirements in this Section 2.11, and who is identified in a timely and proper Stockholder Notice.

(ii)    “Stockholder Notice” means a notice that (1) complies with the requirements of this Section 2.11 and (2) is given by or on behalf of an Eligible Stockholder.

(iii)    “Eligible Stockholder” means one or more stockholders or beneficial owners of shares of Voting Stock of the Corporation that (1) expressly elect at the time of the delivery of the Stockholder Notice pursuant to this Section 2.11 to have one or more Stockholder Nominees included in the Corporation’s proxy materials, (2) Own and have Owned (as defined in Section 2.11(c) below) continuously for at least three years, as of the date of the Stockholder Notice, a number of shares of Voting Stock of the Corporation that represents at least 3% of the outstanding shares of Voting Stock of the Corporation as of the date of the Stockholder Notice (the “Required Shares”), and (3) satisfy such additional requirements as are set forth in these By-Laws, including Section 2.11(d) below. No shares may be attributed to more than one group constituting an Eligible Stockholder (and no stockholder or beneficial owner, alone or together with any of its affiliates, may be a member of more than one group constituting an Eligible Stockholder) under this Section 2.11.

(iv)    “Required Information” means (1) the information set forth in the Schedule 14N provided with the Stockholder Notice concerning each Stockholder Nominee and the Eligible Stockholder that the Corporation determines is required to be disclosed in the Corporation’s proxy materials by the applicable requirements of the Exchange Act and the rules and regulations thereunder, and (2) if the Eligible Stockholder so elects, a written statement (the “Statement”) of the Eligible Stockholder, not to exceed 500 words per Stockholder Nominee, in support of each Stockholder Nominee, which must be provided at the same time as the Stockholder Notice for inclusion in the Corporation’s proxy materials for the annual meeting of stockholders.

(c) Ownership Requirements.

(i)    A stockholder or beneficial owner shall be deemed to “Own” only those outstanding shares of the Corporation as to which such person possesses both (1) the full voting and investment rights pertaining to the shares, and (2) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (1) and (2) shall not include any shares (A) sold by such person or any of its affiliates in any transaction that has not been settled or closed, including any short sale, (B) borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell, or (C) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (aa) reducing in any manner, to any extent or at any time in the future, such person’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (bb) hedging, offsetting, or altering to any degree any gain or loss arising from the full economic ownership of such shares by such person or its affiliate. The terms “Owned,” “Owning,” “Ownership” and other variations of the word “Own,” when used with respect to a stockholder or beneficial owner in this Section 2.11, shall have correlative meanings.

(ii)    A stockholder or beneficial owner shall be deemed to “Own” shares held in the name of a nominee or other intermediary so long as the person retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A person’s Ownership of shares shall be deemed to continue during any period in which the person has delegated any voting power by means of a revocable proxy pursuant to Section 2.6 of these By-Laws.

(iii)    A stockholder or beneficial owner’s Ownership of shares shall be deemed to continue during any period in which the person has loaned such shares; provided that the person has the power to recall such loaned shares on no more than five business days’ notice, the person recalls the loaned shares within five business days of being notified that its Stockholder Nominee will be included in the Corporation’s proxy materials for the relevant annual meeting of stockholders, and the person holds the recalled shares through such annual meeting of stockholders.

(d) Eligible Stockholders.

For purposes of determining qualification as an Eligible Stockholder:

(i)    the outstanding shares Owned by one or more stockholders and beneficial owners that each stockholder and/or beneficial owner has Owned continuously for at least three years as of the date of the Stockholder Notice may be aggregated; provided that the number of stockholders and beneficial owners whose Ownership of shares is aggregated for such purpose shall not exceed 20 and that any and all requirements and obligations for an Eligible Stockholder set forth in this Section 2.11 are satisfied by each such stockholder and beneficial owner (except as noted with respect to aggregation) or as otherwise provided in this Section 2.11; and

(ii)    two or more funds that are (1) under common management and investment control, (2) under common management and funded primarily by the same employer, or (3) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one stockholder or beneficial owner.

(e) Stockholder Notice Requirements.

The Stockholder Notice shall include:

(i)    the written consent of each Stockholder Nominee to being named in the Corporation’s proxy materials as a nominee and to serving as a director if elected and, as to each Stockholder Nominee, the information specified under Section 2.7(A)(2) of these By-Laws with respect to nominations made pursuant to that Section;

(ii)    a copy of the Schedule 14N that has been or concurrently is filed with the SEC under Exchange Act Rule 14a-18;

(iii)    the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N if the relationship existed on the date of submission of the Schedule 14N;

(iv)    the written agreement of the Eligible Stockholder (in the case of a group, each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder) addressed to the Corporation, setting forth the following:

(1)    the number of shares it Owns and has Owned continuously for at least three years as of the date of the Stockholder Notice and agreeing to continue to Own such shares through the annual meeting of stockholders;

(2)    the Eligible Stockholder’s agreement to provide, within five business days of the record date for the annual meeting of stockholders, written statements from the record holder and intermediaries as required under Section 2.11(g) verifying the Eligible Stockholder’s continuous Ownership of the Required Shares, in each case through and as of the record date;

(3)    the Eligible Stockholder’s representation and warranty that the Eligible Stockholder (A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have any such intent, (B) has not nominated and will not nominate for election to the Board of Directors at the annual meeting of stockholders any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 2.11, (C) has not engaged and will not engage in, and has not been and will not be a participant (as defined in Item 4 of Exchange Act Schedule 14A) in, a solicitation within the meaning of Exchange Act Rule 14a-1(l), in support of the election of any individual as a director at the annual meeting of stockholders other than its Stockholder Nominee(s) or a nominee of the Board of Directors, and (D) will not distribute any form of proxy for the annual meeting of stockholders other than the form distributed by the Corporation;

(4)    the Eligible Stockholder’s agreement to (A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation, (B) indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorney’s fees) in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 2.11, (C) comply with all laws, rules, regulations and listing standards applicable to any solicitation in connection with the annual meeting of stockholders, (D) file all materials described below in Section 2.11(g)(i)(3) with the SEC, regardless of whether any such filing is required under Exchange Act Regulation 14A, or whether any exemption from filing is available for such materials under Exchange Act Regulation 14A, and (E) provide to the Corporation prior to the annual meeting of stockholders such additional information as necessary or reasonably requested by the Corporation;

(5)    in the case of a nomination by a group of stockholders or beneficial owners that together is an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including withdrawal of the nomination; and

(6)    the Eligible Stockholder’s agreement to immediately notify the Corporation if the Eligible Stockholder ceases to own any of the Required Shares prior to the date of the applicable annual meeting of stockholders.

(f) Delivery of Stockholder Notice.

To be timely under this Section 2.11, the Stockholder Notice must be delivered by a stockholder to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 150th day prior to the first anniversary of the date (as stated in the Corporation’s proxy materials) the definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting of stockholders nor later than the close of business on the 120th day prior to such anniversary date; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, to be timely the Stockholder Notice must be so delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of a Stockholder Notice.

(g) Agreements of the Eligible Stockholder.

(i)    An Eligible Stockholder shall:

(1)    within five business days after the date of the Stockholder Notice, provide one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three-year holding period, specifying the number of shares that the Eligible Stockholder Owns, and has Owned continuously, in compliance with this Section 2.11;

(2)    include in the Schedule 14N filed with the SEC a statement certifying that the Eligible Stockholder Owns and has Owned the Required Shares in compliance with this Section 2.11;

(3)    file with the SEC any solicitation or other communication by or on behalf of the Eligible Stockholder relating to the Corporation’s annual meeting of stockholders, one or more of the Corporation’s directors or director nominees or any Stockholder Nominee, regardless of whether any such filing is required under Exchange Act Regulation 14A or whether any exemption from filing is available for such solicitation or other communication under Exchange Act Regulation 14A; and

(4)    as to any group of funds whose shares are aggregated for purposes of constituting an Eligible Stockholder, within five business days after the date of the Stockholder Notice, provide documentation reasonably satisfactory to the Corporation that demonstrates that the funds satisfy Section 2.11(d)(ii).

(ii)    The information provided pursuant to this Section 2.11(g) shall be deemed part of the Stockholder Notice for purposes of this Section 2.11.

(h) Agreements of each Stockholder Nominee.

(i)    Within the time period prescribed in Section 2.11(f) for delivery of the Stockholder Notice, the Eligible Stockholder must also deliver to the Secretary a written representation and agreement (which shall be deemed part of the Stockholder Notice for purposes of this Section 2.11) signed by each Stockholder Nominee and representing and agreeing that such Stockholder Nominee:

(1)    is not and will not become a party to any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Stockholder Nominee, if elected as a director, will act or vote on any issue or question, which such agreement, arrangement, or understanding has not been disclosed to the Corporation;

(2)    is not and will not become a party to any agreement, arrangement, or understanding with any person with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a Stockholder Nominee or, if elected as a director, in connection with service or action as a director, in each case, that has not been disclosed to the Corporation; and

(3)    if elected as a director, will comply with the Corporation’s Governance Principles, Code of Conduct, confidentiality, insider trading and stock ownership and trading policies and guidelines, and any other Corporation policies and guidelines applicable to directors.

(ii)    At the request of the Corporation, the Stockholder Nominee must promptly, but in any event within five business days after such request, submit all completed and signed questionnaires required of the Corporation’s directors and provide to the Corporation such other information as it may reasonably request, including such additional information as necessary to permit the Corporation to determine if each Stockholder Nominee satisfies applicable requirements of this Section 2.11, including without limitation, Section 2.11(i)(vi).

(i) Stockholder Nominees.

(i)    The maximum number of Stockholder Nominees that may be included in the Corporation’s proxy materials pursuant to this Section 2.11 shall not exceed the greater of (A) two or (B) 20% of the number of directors in office as of the last day on which a Stockholder Notice may be delivered pursuant to this Section 2.11 with respect to the annual meeting of stockholders, or if such calculation does not result in a whole number, the closest whole number below 20%; provided, however, that this maximum number shall be reduced, but not below zero, by the number of (1) Stockholder Nominees whose name was submitted for inclusion in the Corporation’s proxy materials pursuant to this Section 2.11 but either is subsequently withdrawn or that the Board of Directors decides to nominate as a Board nominee and (2) director candidates for which the Corporation shall have received one or more valid stockholder notices (whether or not subsequently withdrawn) nominating director candidates pursuant to Section 2.7 of these By-Laws.

(ii)    In the event that one or more vacancies for any reason occurs after the deadline in Section 2.11(f) for delivery of the Stockholder Notice but before the annual meeting of stockholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the maximum number shall be calculated based on the number of directors in office as so reduced.

(iii)    In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.11 exceeds the maximum number set forth in the foregoing, the Corporation shall determine which Stockholder Nominees shall be included in the Corporation’s proxy materials in accordance with the following provisions: each Eligible Stockholder (or in the case of a group, each group constituting an Eligible Stockholder) will select one Stockholder Nominee for inclusion in the Corporation’s proxy materials until the maximum number is reached, going in order of the amount (largest to smallest) of shares of the Corporation each Eligible Stockholder disclosed as Owned in its respective Stockholder Notice submitted to the Corporation. If the maximum number is not reached after each Eligible Stockholder (or in the case of a group, each group constituting an Eligible Stockholder) has selected one Stockholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the maximum number is reached.

(iv)    Following the determination of which Stockholder Nominees shall be included in the Corporation’s proxy materials, if any Stockholder Nominee who satisfies the eligibility requirements in this Section 2.11 is thereafter nominated by the Board of Directors, thereafter is otherwise not included in the Corporation’s proxy materials or thereafter is not submitted for director election for any reason (including the Eligible Stockholder’s or Stockholder Nominee’s failure to comply with this Section 2.11), no other nominee or nominees shall be included in the Corporation’s proxy materials or otherwise submitted for director election in substitution thereof.

(v)    Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but ~~either (1)~~ withdraws from or becomes ineligible or unavailable for election at the annual meeting of stockholders for any reason, including for the failure to comply with any provision of these By-Laws~~;~~ (provided that in no event shall any such withdrawal, ineligibility or unavailability commence a new time period (or extend any time period) for the giving of a Stockholder Notice)~~, or (2) does not receive a number of votes cast in favor of his or her election at least equal to 25% of the shares present in person or represented by proxy and entitled to vote in the election of directors,~~ will be ineligible to be a Stockholder Nominee pursuant to this Section 2.11 for the next two annual meetings of stockholders.

(vi)    Notwithstanding anything to the contrary contained in this Section 2.11, the Corporation may omit from its proxy materials any Stockholder Nominee, and such nomination shall be disregarded and no vote on such Stockholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:

(1)    (A) the Eligible Stockholder (or any member of any group of stockholders that together is such Eligible Stockholder) or Stockholder Nominee breaches any of its respective agreements, representations, or warranties set forth in the Stockholder Notice (or that are otherwise submitted pursuant to this Section 2.11), (B) any of the information in the Stockholder Notice (or that is otherwise submitted pursuant to this Section 2.11) was not, when provided, true, correct and complete, or (C) the requirements of this Section 2.11 have otherwise not been met;

(2)    the Stockholder Nominee (A) is not an “independent director” for purposes of membership of the Board of Directors or any committee thereof under applicable law, the rules of any U.S. exchange upon which the shares of the common stock of the Corporation are listed, or any publicly-disclosed corporate governance guidelines or committee charter of the Corporation, (B) does not qualify as a “non-employee director” under Exchange Act Rule 16b-3, or as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision), (C) is a party to any agreement, arrangement or understanding with any person or entity that would compromise the Stockholder Nominee’s ability to fulfill their fiduciary duties as an independent director, (D) is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (E) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding within the past 10 years, or (F) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended; or

(3)    the election of the Stockholder Nominee to the Board of Directors would cause the Corporation to be in violation of the Certificate of Incorporation, these By-Laws, any applicable state or federal law, rule, or regulation or any applicable listing standard.

(j) Additional Provisions.

(i)    The Board of Directors (and any other person or body authorized by the Board of Directors) shall have the power and authority to interpret this Section 2.11 and to make any and all determinations necessary or advisable to apply this Section 2.11to any persons, facts or circumstances, including the power to determine (1) whether one or more stockholders or beneficial owners qualifies as an Eligible Stockholder, (2) whether a Stockholder Notice satisfies the requirements of this Section 2.11, (3) whether a Stockholder Nominee satisfies the qualifications and requirements in this Section 2.11, and (4) whether any and all other requirements of this Section 2.11 have been satisfied; provided that, if any determination must be made at the annual meeting of stockholders, the Chairman of the meeting shall have the power and authority to make such determination, unless otherwise determined by the Board of Directors. Any such interpretation or determination adopted in good faith by the Board of Directors (or any other person or body authorized by the Board of Directors) or the Chairman of the meeting, as the case may be, shall be binding on all persons, including the Corporation and its stockholders (including any beneficial owners).

(ii)    Notwithstanding the foregoing provisions of this Section 2.11, unless otherwise required by law or otherwise determined by the Board of Directors, if (1) the Eligible Stockholder, or (2) a qualified representative of the Eligible Stockholder does not appear at the annual meeting of stockholders of the Corporation to present its Stockholder Nominee or Stockholder Nominees, such nomination or nominations shall be disregarded, and no vote on such Stockholder Nominee or Stockholder Nominees will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.11, to be considered a qualified representative of the Eligible Stockholder, a person must be authorized by a writing executed by such Eligible Stockholder or an electronic transmission delivered by such Eligible Stockholder to act for such Eligible Stockholder as proxy at the annual meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual meeting of stockholders.

(iii)    In the event that any information or communications provided by the Eligible Stockholder or any Stockholder Nominees to the Corporation or its stockholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any such defect or limit the Corporation’s right to omit a Stockholder Nominee from its proxy materials pursuant to this Section 2.11.

(iv)     Notwithstanding anything to the contrary contained in this Section 2.11, the Corporation may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes would violate any applicable law, rule, regulation or listing standard. Nothing in this Section 2.11 shall limit the ability of the Corporation to solicit proxies against any Stockholder Nominee or to include in its proxy materials its own statements or any other additional information relating to any Eligible Stockholder or Stockholder Nominee.

ARTICLE III
Board of Directors

Section 3.1.    General Powers. The business and affairs of the Corporation shall be managed under the direction of the Board. In addition to the powers and authorities by these By-Laws expressly conferred upon them, the Board may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the stockholders.

Section 3.2.    Chairman of the Board. The Chairman of the Board shall be chosen from among the directors. The Chairman of the Board shall preside at all meetings of the stockholders and of the Board and shall have such powers and perform such duties as the Board may from time to time determine. The Chairman of the Board may but need not be an officer of or employed in an executive or other capacity by the Corporation. The Board also may elect a Vice-Chairman to act in place of the Chairman upon his or her absence or inability to act.

Section 3.3.    Number and Tenure. Except as otherwise fixed by or pursuant to the provisions of Article IV of the Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of the directors of the Corporation shall be as set forth in, and fixed from time to time exclusively in the manner set forth in, Article VI of the Certificate of Incorporation.

Section 3.4.    Regular Meetings. A regular meeting of the Board shall be held without other notice than this By-Law immediately after, and at the same place as, the annual meeting of stockholders. The Board may, by resolution, provide the time and place for the holding of additional regular meetings without other notice than such resolution.

Section 3.5.    Special Meetings. Special meetings of the Board shall be called at the request of the Chairman of the Board, the Chief Executive Officer, the President or a majority of the Board then in office. The person or persons authorized to call special meetings of the Board may fix the place and time of the meetings.

Section 3.6.    Notice. Notice of any special meeting of directors shall be given to each director at such person's business or residence in writing by hand delivery, first-class or overnight mail, courier service or facsimile transmission, or orally by telephone. If mailed by first‑class mail, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least 5 calendar days before such meeting. If by overnight mail or courier service, such notice shall be deemed adequately delivered when the notice is delivered to the overnight mail or courier service company at least 24 hours before such meeting. If by facsimile transmission, such notice shall be deemed adequately delivered when the notice is transmitted at least 12 hours before such meeting. If by telephone or by hand delivery, the notice shall be given at least 12 hours prior to the time set for the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to these By-Laws, as provided under Section 8.1. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting either before or after such meeting.

Section 3.7.    Action by Consent of Board of Directors. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

Section 3.8.    Conference Telephone Meetings. Members of the Board or any committee thereof may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 3.9.    Quorum. Subject to Section 3.10, a whole number of directors equal to at least a majority of the Whole Board shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

Section 3.10.    Vacancies. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV of the Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled in accordance with, and any director elected to such newly created directorships shall hold office in accordance with, Article VI of the Certificate of Incorporation. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

Section 3.11.     Committees. (a) The Board, by resolution adopted by a majority of the Whole Board, may designate one or more committees which, to the extent permitted by law, may exercise such powers and have such responsibilities as shall be specified in the designating resolution. Each committee shall consist of two or more directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Each committee shall keep written minutes of its proceedings and shall report such proceedings to the Board when required.

(b) A majority of any committee may determine its action and fix the time and place of its meetings, unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 3.6 of these By-Laws. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee. Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of persons who are not directors of the Corporation; provided, however, that no such committee shall have or may exercise any authority of the Board.

Section 3.12.    Removal. Any director may be removed from office only in accordance with Article VI of the Certificate of Incorporation.

Section 3.13.    Records. The Board shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board and of the stockholders, appropriate stock books and registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Corporation.

ARTICLE IV
Officers

Section 4.1.    Elected Officers. The elected officers of the Corporation shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary, a Treasurer, and such other officers (including, without limitation, a President, Senior Vice Presidents and Executive Vice Presidents and Vice Presidents) as the Board from time to time may deem proper. The Chief Executive Officer shall be a director. All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article IV. Such officers shall also have such powers and duties as from time to time may be conferred by the Board or by any committee thereof. The Board or any committee thereof may from time to time elect, or the Chief Executive Officer or President may appoint, such other officers (including one or more Vice Presidents, Controllers, Assistant Secretaries and Assistant Treasurers), as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these By-Laws or as may be prescribed by the Board or such committee or by the Chief Executive Officer or President, as the case may be. A person may hold any number of offices of the Corporation at any one time except as prohibited by law.

Section 4.2.    Election and Term of Office. The elected officers of the Corporation shall be elected annually by the Board at the regular meeting of the Board held after the annual meeting of the stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. Each officer shall hold office until such person's successor shall have been duly elected and shall have qualified or until such person's death or until such person shall resign or be removed pursuant to Section 4.9.

Section 4.3.    Chief Executive Officer. The Chief Executive Officer shall be responsible for the general management of the affairs of the Corporation and shall have such powers and perform all duties incidental to such person's office which may be required by law and all such other duties as the Board may from time to time determine. The Chief Executive Officer shall make reports to the Board and the stockholders, and shall see that all orders and resolutions of the Board and of any committee thereof are carried into effect.

Section 4.4.    Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer of the Corporation and shall have such powers and shall perform such duties as may be assigned from time to time by the Board or the Chief Executive Officer.

Section 4 5.    President. The President, if any, shall act in a general executive capacity and shall assist the Chief Executive Officer in the administration and operation of the Corporation's business and general supervision of its policies and affairs and shall have such powers and perform such other duties as the Board or the Chief Executive Officer may from time to time determine.

Section 4.6.    Vice Presidents. Each Senior Vice President and Executive Vice President and any Vice President shall have such powers and shall perform such duties as may be assigned from time to time by the Board or the Chief Executive Officer.

Section 4.7.    Treasurer. The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall cause the funds of the Corporation to be deposited in such banks as may be authorized by the Board, or in such banks as may be designated as depositories in the manner provided by resolution of the Board. The Treasurer shall have such further powers and duties and shall perform such other duties as may be assigned from time to time by the Board, the Chief Executive Officer, the President, if any, or the Chief Financial Officer.

Section 4.8.    Secretary. (a) The Secretary shall keep or cause to be kept in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the stockholders; the Secretary shall see that all notices are duly given in accordance with the provisions of these By-Laws and as required by law; shall be custodian of the records and the seal of the Corporation and affix and attest the seal to all stock certificates of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and affix and attest the seal to all other documents to be executed on behalf of the Corporation under its seal; and shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and shall have such powers and perform all the duties incident to the office of Secretary and such other duties as may be assigned from time to time by the Board, the Chief Executive Officer or the President.

(b) Assistant Secretaries shall have such of the authority and perform such of the duties of the Secretary as may be provided in these By-Laws or assigned to them by the Board, the Chief Executive Officer or the Secretary. During the Secretary's absence or inability, the Secretary's authority and duties shall be performed by such Assistant Secretary or Assistant Secretaries as the Board, the Chief Executive Officer, the President or the Secretary may designate.

Section 4.9.    Removal. Any officer elected, or agent appointed, by the Board may be removed by the affirmative vote of a majority of the Whole Board whenever, in their judgment, the best interests of the Corporation would be served thereby. Any officer or agent appointed by the Chief Executive Officer or the President may be removed by such person or a majority of the Whole Board whenever, in such person’s or the Whole Board's judgment, the best interests of the Corporation would be served thereby. No elected officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of such person's successor, such person's death, such person's resignation or such person's removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

Section 4.10.    Vacancies. A newly created elected office and a vacancy in any elected office because of death, resignation, or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board. Any vacancy in an office appointed by the Chief Executive Officer or the President because of death, resignation, or removal may be filled by the Chief Executive Officer or the President.

ARTICLE V
Stock Certificates and Transfers

Section 5.1.    Stock Certificates and Transfers. (a) The interest of each stockholder of the Corporation shall be evidenced by certificates for shares of stock in such form as the appropriate officers of the Corporation may from time to time prescribed unless the Board shall by resolution provide that some or all or any class or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until the certificate is surrendered to the Corporation. Notwithstanding the adoption of any resolution providing for uncertificated shares, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation by, the Chairman or Vice‑Chairman, if any, of the Board, or the President or any Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, representing the number of shares registered in certificated form.

(b) The shares of the stock of the Corporation shall be transferred on the books of the Corporation by the holder thereof in person or by such person's attorney, upon surrender for cancellation of certificates for at least the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require. The certificates of stock shall be signed, countersigned and registered in such manner as the Board may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

Section 5.2.    Lost, Stolen or Destroyed Certificates. No certificate for shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, except on production of such evidence of such loss, destruction or theft and on delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board or any financial officer may in its or such person's discretion require.

ARTICLE VI
Miscellaneous Provisions

Section 6.1.    Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January and end on the thirty‑first day of December of each year.

Section 6.2.    Dividends. The Board may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and the Certificate of Incorporation.

Section 6.3.    Seal. The corporate seal shall have inscribed thereon the words "Corporate Seal," the year of incorporation and around the margin thereof the words "Delaware."

Section 6.4.    Waiver of Notice. Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the DGCL or these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or the Board or committee thereof need be specified in any waiver of notice of such meeting.

Section 6.5.    Audits. The accounts, books and records of the Corporation shall be audited upon the conclusion of each fiscal year by an independent certified public accountant selected by the Board, and it shall be the duty of the Board to cause such audit to be done annually.

Section 6.6.    Resignations. Any director or any officer, whether elected or appointed, may resign at any time by giving written notice of such resignation to the Chairman of the Board, the Chief Executive Officer, the President, or the Secretary. Any such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairman of the Board, the Chief Executive Officer, the President, or the Secretary, or at such later time as is specified therein. No formal action shall be required of the Board, any officer or the stockholders to make any such resignation effective.

ARTICLE VII
Contracts, Proxies, Etc.

Section 7.1.    Contracts. Except as otherwise required by law, the Certificate of Incorporation, a Preferred Stock Designation, or these By-Laws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the Corporation by such officer or officers of the Corporation as the Board may from time to time direct. Such authority may be general or confined to specific instances as the Board may determine. The Chief Executive Officer, the President or any

Senior Vice President, Executive Vice President or Vice President may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the Corporation. Subject to any restrictions imposed by the Board or the Chief Executive Officer, the President or any Senior Vice President, Executive Vice President or Vice President of the Corporation may delegate contractual powers to others under such person's jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 7.2.    Proxies. Unless otherwise provided by resolution adopted by the Board, the Chief Executive Officer, the President, the Chief Financial Officer or any Senior Vice President, Executive Vice President or Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he may deem necessary or proper in the premises.

ARTICLE VIII
Amendments

Section 8.1.    Amendments. The By-Laws may be altered or repealed and new By-Laws may be adopted (1) at any annual or special meeting of stockholders by the affirmative vote of the holders of shares of Common Stock in accordance with Articles IV and VII of the Certificate of Incorporation; provided, however, that, in the case of any such stockholder action at a special meeting of stockholders, notice of the proposed alteration, repeal or adoption of the new By-Law or By-Laws must be contained in the notice of such special meeting, or (2) by the affirmative vote of a majority of the Whole Board.

ARTICLE IX
Forum for Adjudication of Certain Disputes
Section 9.1. Forum for Adjudication of Certain Disputes.   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Certificate of Incorporation or these By-Laws (as either may be amended from time to time), or (d) any action asserting a claim governed by the internal affairs doctrine, provided, however, that, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 1 of Article IX of these By-Laws.